                                                                  EXHIBIT 12

                                ABBOTT LABORATORIES

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    (UNAUDITED)

                        (MILLIONS OF DOLLARS EXCEPT RATIOS)

                                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------------------------------------

                                                               1997         1996         1995          1994         1993
                                                               ----         ----         ----          ----         ----
NET EARNINGS..................................                $2,094      $1,882        $1,689        $1,517       $1,399


ADD (DEDUCT):

INCOME TAXES..................................                   855         788           706           650          544
CAPITALIZED INTEREST COST, NET OF
 AMORTIZATION.................................                    (1)         (4)           (7)           (7)          (6)

EQUITY IN EARNINGS OF 20%-49% OWNED COMPANIES,
LESS DIVIDENDS  RECEIVED......................                 . . .       . . .             2           ...           (1)
 MINORITY INTEREST............................                    11          16            18            12           13
                                                              ------      ------        ------        ------       ------
NET EARNINGS AS ADJUSTED......................                $2,959      $2,682        $2,408        $2,172       $1,949
                                                              ------      ------        ------        ------       ------




FIXED CHARGES:

INTEREST ON LONG-TERM AND
 SHORT-TERM DEBT..............................                $  135      $   95      $     70        $    50      $   54
CAPITALIZED INTEREST COST.....................                    14          16            19             18          16

RENTAL EXPENSE REPRESENTATIVE  OF AN
 INTEREST FACTOR..............................                    29          26            26            26           26
                                                              ------      ------        ------        ------       ------

TOTAL FIXED CHARGES...........................                   178         137           115            94           96
                                                              ------      ------        ------        ------       ------


TOTAL ADJUSTED EARNINGS AVAILABLE FOR
 PAYMENT OF FIXED CHARGES.....................                $3,137       $2,819       $2,523        $2,266       $2,045
                                                              ======       ======       ======        ======       ======

 RATIO OF EARNINGS TO FIXED CHARGES...........                  17.6         20.6         21.9          24.1         21.3
                                                              ======       ======       ======        ======       ======



    NOTE: FOR THE PURPOSE OF CALCULATING THIS RATIO, (I) EARNINGS HAVE BEEN CALCULATED BY ADJUSTING NET EARNINGS FOR TAXES ON EARNINGS; INTEREST EXPENSE; CAPITALIZED INTEREST COST, NET OF AMORTIZATION; MINORITY INTEREST; AND THE PORTION OF RENTALS REPRESENTATIVE OF THE INTEREST FACTOR, (II) THE COMPANY CONSIDERS ONE-THIRD OF RENTAL EXPENSE TO BE THE AMOUNT REPRESENTING RETURN ON CAPITAL, AND (III) FIXED CHARGES COMPRISE TOTAL INTEREST EXPENSE, INCLUDING CAPITALIZED INTEREST AND SUCH PORTION OF RENTALS.